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                                                                     EXHIBIT 6.4

                              EMPLOYMENT AGREEMENT


         This Employment Agreement ("Agreement") is made as of 12/14 1998 by and between ("Employee") and Cimnet Systems, Inc., an Illinois corporation (the "Company");

         Company is engaged in the business of creating and licensing computer programs and related services. Employee is presently employed by Company as an at-will employee. Employee and Company wish to set forth their agreements with respect to the employment of Employee by Company from the date of this Agreement forward.

         In consideration of the foregoing, the agreements set forth below, Company's continued employment of Employee, One Hundred Dollars ($100.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Employee agree as follows:

         1. EMPLOYMENT. Company employs Employee and Employee accepts employment with Company on the terms and conditions set forth in this Agreement, and in compliance with Company's rules and regulations as now in effect or as amended or adopted from time to time.

         2. DUTIES. During the term of Employee's employment with Company, Employee shall have the title and the responsibilities and duties set forth on Schedule A attached hereto, and such additional duties and responsibilities as may be assigned to Employee by the officers of Company or by Employee's supervisors.

         3. COMPENSATION. During the term of Employee's employment with Company, Company shall pay Employee the compensation set forth on Schedule A attached hereto. No compensation or benefits of any kind shall be due Employee other than as set forth on Schedule A. All compensation and benefits shall be subject to all applicable taxes, including withholding tax.

         4. TERM/TERMINATION. The term of this Agreement shall begin on the date first written above and shall continue until terminated by either Employee or Company, with or without cause, upon the terminating party giving the other party ninety (90) days prior written notice of termination. Notwithstanding the foregoing, Company may terminate this Agreement and Employee's employment immediately upon written notice sent to Employee for any one of the following:
(a) Employee's intentional or continuous dereliction of Employee's duties under this Agreement; (b) an act of dishonesty against Company or a client of Company by Employee; (c) the performance by Employee of employment duties under the influence of alcohol or illegal drugs; (d) the breach by Employee of any of the terms or conditions of this Agreement; or (e) the death or permanent disability of Employee.

         In the event of the termination of this Agreement, for any reason, Company shall only be obligated to pay Employee compensation and benefits, if any, up to and including the actual date of


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such termination. Company may offset and recoup against any compensation owed to
Employee any money owed by Employee to Company.

         5. NON-DISCLOSURE. Employee acknowledges and agrees that during Employee's employment with Company, Employee has and will continue to create, have contact with, and receive confidential information and/or trade secrets of Company, including, but not limited to, existing or proposed computer programs, source code, algorithms, instruction manuals, software tools, marketing research, information regarding the business operations of Company and/or its clients, financial and pricing information, customer lists, and training and implementation methods and processes (collectively "Confidential Information"). During Employee's employment with Company, and for the "Restricted Period" (as hereinafter defined) following the termination of Employee's employment with Company, for any reason, Employee will not, either directly or indirectly, for Employee's own benefit or for the benefit of any third party, use, divulge, disclose, or communicate to any third party, any of the Confidential Information in any manner whatsoever, except in the course of and during the performance of Employee's duties and responsibilities under this Agreement, unless Company otherwise consents to the disclosure or use of any of the Confidential Information in writing prior to such disclosure or use. With respect to each particular item of Confidential Information, the "Restricted Period" shall mean:
(a) eighteen (18) months, if the item of Confidential Information at issue does not constitute a "trade secret" as defined in the Illinois Trade Secrets Act, or
(b) indefinitely, if the item of Confidential Information at issue constitutes a "trade secret" as defined in the Illinois Trade Secrets Act, until such item of Confidential Information at issue ceases to be a "trade secret" as defined in the Illinois Trade Secrets Act, but not less than eighteen (18) months. Notwithstanding the foregoing, Confidential Information does not include information (i) in the public domain, (ii) received by Employee outside of Employee's employment with Company from a party not under an obligation of confidentiality to Company, directly or indirectly, or (iii) that later becomes public, unless such information is made public by Employee in breach of this Agreement or by any other party directly or indirectly under an obligation of confidentiality to Company. All files, records, documents, drawings, specifications, and similar items relating to the business of the Company, and any copies, reproductions, or recordings thereof, whether prepared by Employee or otherwise coming into the Employee's possession, shall remain the exclusive property of Company and shall be returned to Company by Employee upon the termination of this Agreement and Employee's employment with Company.

         6. NON-SOLICITATION OF CLIENTS. To protect Company's proprietary interest in the Confidential Information and in Company's current and prospective clients, during the term of this Agreement and for a period of eighteen (18) months following the termination of this Agreement and Employee's employment with Company, for any reason, Employee will not, individually, or in association or in combination with any other person or entity, directly or indirectly, as proprietor or owner, or officer, director or shareholder of any corporation, or as an employee, agent, independent contractor, consultant, advisor, joint venturer, partner or otherwise, whether or not for monetary benefit, except on behalf of Company, solicit, sell to, provide services to, or assist the solicitation of, sale to, or providing to, or encourage, induce or entice any other person or entity to solicit, sell to or provide services to, any person or entity who is or was a customer or client of Company (or whom


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the Company is or was soliciting to become a customer or client of Company)
during the term of Employee's employment with Company, for the purpose of providing such customer or client with the same or substantially the same products and/or services as Company provided or sought to provide such customer or client.

         7. NON-SOLICITATION OF EMPLOYEES. To further protect the Company's proprietary interest in its Confidential Information and in Company's relationships with its employees and contractors, for a period of eighteen (18) months following the termination of Employee's employment with Company, for any reason, Employee will not, individually or in association or in combination with any other person or entity, directly or indirectly, encourage, induce or entice any employee or independent contractor of Company to terminate such person's or entity's employment with or retention by Company.

         8. INTELLECTUAL PROPERTY.

                  (a) WORK MADE FOR HIRE. Company and Employee acknowledge and agree that Employee, during the course of Employee's employment with Company, has and will create, design, develop, write, document, program and/or derive work for Company or for clients or prospective clients of Company (collectively, "Work") and that all such Work shall be deemed to be "work made for hire", as that term is defined in the United States Copyright Act, as amended. In the event that any of the Work is not deemed or does not qualify as work made for hire, Employee hereby assigns, transfers and conveys to the Company all of Employee's right, title and interest in and to such Work, in whole or in part, as it is reduced to fixed form, including any and all United States and foreign design rights, copyrights, exhibition rights and other proprietary rights thereto, and any and all renewals thereof. Employee will execute and deliver such documents as Company may request in order to evidence Company's ownership of the Work, and to register or perfect Company's ownership of the Work.

                  (b)      INVENTIONS.

                           (i) Employee is employed by Company for the purpose
                  of designing, developing, creating, deriving, programming, and/or marketing computer programs and/or providing implementation, training and support services for the foregoing. Therefore, Employee agrees that all discoveries and inventions conceived, created, or devised in whole or in part by Employee, alone or with others, during the term of Employee's employment with Company which (1) directly relate in any manner, or are directly useful to, the business conducted by Company, (2) are developed, created or discovered as a part of Employee's employment with Company or while Employee is performing services for Company, (3) are developed, created or discovered, in whole or in part, through the use of the employees, independent contractors, facilities, equipment, trade secrets or other resources of Company, or (4) arise out of tests, research or work carried out or being carried out by Company, shall be the sole and exclusive property of Company. Employee assigns and transfers to Company all of


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                  Employee's right, title and interest in and to all Inventions, including all of Employee's right, title and interest in and to any patents, patent applications, patent rights, patent claims and allowances, copyrights, design rights, and all applications and registrations thereof for the Inventions anywhere in the world. Employee agrees to promptly disclose all Inventions to Company. Employee further agrees to execute and deliver to Company all documents that Company requests in order to register any patent, copyright, or other intellectual property rights Company may have to any Invention, or to vest ownership of any such Invention in Company, at Company's sole cost and expense. Employee further agrees that during and after termination of Employee's employment with Company Employee will not use or disclose any information regarding any Invention except in accordance with the provisions contained in this Agreement.

                           (ii) Company and Employee agree that the terms of
                  Section (b)(i) above shall not apply to any Invention invented and developed by Employee without the use of any of Company's equipment, supplies, facilities, personnel or intellectual property rights, and which is invented and developed entirely or Employee's own time, unless the Invention (i) is directly useful in, or directly relates in any manner to, the business conducted by Company, or (ii) arises out of tests, research or work carried out or being carried out by Company.

                           (iii) Employee acknowledges that Employee has
                  received from Company a copy of the Illinois Employee Patent Act and by this Agreement all notices required in connection with the Illinois Employee Patent Act.

         9.       MISCELLANEOUS.

                  (a) WAIVER. No waiver of any kind by Company of any past, present or future conduct of Employee shall be valid unless it is made in writing executed and delivered by Company.

                  (b) BINDING EFFECT; ASSIGNABILITY: ENTIRE AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and personal representatives. This Agreement may not be assigned, or any duties delegated, in whole or in part, by Employee without the prior written consent of Company. Company may assign this Agreement. This Agreement constitutes the entire agreement between Employee and Company as it relates to Employee's employment by Company, and supersedes any other agreement, either oral or written.

                  (c) REMEDIES. Employee acknowledges that it is impossible to measure in money the damages which will accrue to Company by reason of Employee's failure to perform any of the obligations under this Agreement. Therefore, if the Company shall institute any action or proceeding to specifically enforce the provisions hereof by injunctive or other form of


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         equitable relief, Employee hereby waives the claim or defense that
         Company has an adequate remedy at law or that Company has not or is not being irreparably harmed, and Employee shall not urge in any such action or proceeding the claim or defense that such remedy at law exists. All rights and remedies hereunder shall be cumulative and no right or remedy of Company or Employee shall be deemed the exclusive right or remedy of Company or Employee. If Company institutes any act or proceeding to enforce the terms of this Agreement, Employee shall reimburse Company for all costs and expenses incurred, including reasonable attorneys' fees.

                  (d) GOVERNING LAW. This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of Illinois, as such laws apply to agreements entered into and fully performed within the State of Illinois.

                  (e) SEVERABILITY. If any provision contained in this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such provision will be severed herefrom and such invalidity or unenforceability will not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect; provided, however, if and to the extent such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision will be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.

                  (f) AMENDMENT. No amendment of this Agreement shall be effective unless in writing and signed by an authorized officer of Company and by Employee.

                  (g) RECITALS. The recitals hereto are incorporated into the body of this Agreement and made an integral part hereof, as if set forth herein.

                  (h) SURVIVAL OF COVENANTS. The covenants and agreements of Employee in Sections 5, 6, 7, and 8 above and this Section 9 shall survive the termination of this Agreement for any reason.



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         IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement on the day first above written.



EMPLOYEE:                                           COMPANY:

                                                    CIMNET SYSTEMS, INC.
/s/ David L. Harris
---------------------------

                                                    By:/s/ P. Balasubramanian
                                                       -------------------------
(Print Name)                                           Title: Vice President
David L. Harris                                        -------------------------
                                                       12/15/98

(Print Address)
8669 E. Davenport Dr.
Scottsdale, AZ 85260


(Social Security Number)
###-##-####




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                       SCHEDULE A TO EMPLOYMENT AGREEMENT
                      BETWEEN CAPRI CORP. AND DAVID HARRIS
                             DATED NOVEMBER 1, 1999


COMPENSATION

         A. SALARY. Capri shall pay Officer a salary which would equal on an annualized basis of $120,000.00 per year that he is employed by Capri or any Company pursuant to this Employment Agreement, and pro rata for any portion of any year based upon the above annualized rate.

         B. INCENTIVE BONUS. In addition to the salary set forth in Section A above, Capri shall pay Officer an incentive bonus with respect to each fiscal year of Capri and its subsidiaries (the "Fiscal Year") commencing in the Fiscal Year this Employment Agreement is entered into, and for each subsequent Fiscal Year during Officer's employment with the Company during which the Company, on a consolidated basis, has "Pre-tax Income" (hereinafter defined). The incentive bonus shall be paid within ninety days (90) days of the close of the Fiscal Year in which such incentive bonus is earned. If the Fiscal Year changes at any time, appropriate adjustments in the incentive bonus shall be made. Officer's incentive bonus pursuant to this Schedule A shall be referred to herein as the "Incentive Bonus". The Incentive Bonus for each Fiscal Year shall be calculated as follows:


             Pre-Tax Income              Incentive Bonus
             --------------              ---------------
                 500,000                         0
                 750,000                     5,000
               1,250,000                    10,000
               1,750,000                    15,000
               2,250,000                    25,000
               2,750,000                    35,000
               3,500,000                    45,000
               3,500,001                    55,000
               and above


Capri shall have its regularly retained independent auditor calculate the Pre-tax Income as of the last day of each Fiscal Year and Officer's Incentive Bonus shall be based on those calculations. For the purposes of this Schedule A to the Employment Agreement:

                  (1) "Pre-tax Income" shall mean income of the Company, on a consolidated basis, determined in accordance with generally accepted accounting principles consistently applied; provided, however, that Pre-tax Income shall not include income from extraordinary items, as determined pursuant to generally accepted accounting principles.



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                  (2) In case of any dispute between Capri and Officer as to the amount of the Net Income, the determination thereof by the independent auditor of Capri shall be binding and conclusive.



Capri Corp.



By:/s/ Mehul J. Dave                                    /s/ David Harris
   ------------------------------------                 ------------------------
   Mehul J. Dave, President                             David Harris



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